Coca-Cola Reports First Quarter 2020 Results;
Provides Update on Business Environment Amid Coronavirus Pandemic

Net Revenues Declined 1%;
Organic Revenues (Non-GAAP) Were Even

Operating Income Declined 2%; Comparable Currency
Neutral Operating Income (Non-GAAP) Grew 11%

Operating Margin Was 27.7% Versus 28.0% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 30.7% Versus 28.2% in the Prior Year

EPS Grew 65% to $0.64; Comparable EPS (Non-GAAP) Grew 8% to $0.51

ATLANTA, April 21, 2020 – The Coca-Cola Company today reported first quarter 2020 results and provided insight into how the company is navigating through the ongoing coronavirus pandemic. The Coca-Cola system continues to work to ensure the safety and support of its employees, consumers, customers and communities during this challenging time.
"We sincerely thank those who have been working to keep all of us safe through the crisis, particularly those on the front lines in the healthcare community. I also want to recognize our system associates, who are ensuring we can continue to supply beverages around the world," said James Quincey, chairman and CEO of The Coca-Cola Company. "Our approach to navigating the pandemic is grounded in our company’s purpose, which ensures that we continuously strive to make a difference for people in the communities we serve around the world. We’ve been through challenging times before as a company, and we believe we're well positioned to manage through and emerge stronger. The power of the Coca-Cola system is our greatest strength in times of crisis. The resilience of our people, the equity of our brands and the strength of our bottling partners continue to be competitive advantages in the market."

Highlights

Quarterly Performance

•
Revenues: Net revenues declined 1% to $8.6 billion. Organic revenues (non-GAAP) were even. Revenue performance included even concentrate sales and even price/mix. The quarter included one less day, which resulted in an approximate 1-point headwind to revenue growth.

•
Margin: Operating margin, which included items impacting comparability, was 27.7% versus 28.0% in the prior year, while comparable operating margin (non-GAAP) was 30.7% versus 28.2% in the prior year. Solid underlying operating margin (non-GAAP) expansion was partially offset by currency headwinds.

•	Earnings per share: EPS grew 65% to $0.64, and comparable EPS (non-GAAP) grew 8% to $0.51.

•	Market share: The company continued to gain value share in total nonalcoholic ready-to-drink (NARTD) beverages.

•
Cash flow: Cash from operations was $556 million, down 29%. Free cash flow (non-GAAP) was $229 million, down 43%, primarily driven by the impact of one less day in the quarter, currency headwinds and cycling the supplier payment term extensions in the prior year as part of ongoing working capital initiatives.

Business Environment Update Amid Coronavirus Pandemic
The company entered 2020 with solid momentum, coming off strong results in 2019. Through the end of February, the company was growing volume 3%, excluding China, and was on track to achieve its previously provided full year 2020 targets.
In March, as the coronavirus pandemic spread globally, countries meaningfully increased social distancing and shelter-in-place mandates. In markets around the world, the company subsequently saw significant changes in consumer purchase patterns, notably substantial declines in away-from-home channels. In at-home channels, the company witnessed early pantry loading in certain markets, followed by more normalized demand levels, along with a sharp increase in e-commerce. Given that away-from-home channels represent approximately half of the company’s revenues, the company expects the net effect of these consumer purchase patterns to have a significant impact on second quarter results. For context, since the beginning of April, the company has experienced a volume decline globally of approximately 25%, with nearly all of that decline coming in away-from-home channels.
The ultimate impact on the second quarter and full year 2020 is unknown at this time, as it will depend heavily on the duration of social distancing and shelter-in-place mandates, as well as the substance and pace of macroeconomic recovery. However, the impact to the second quarter will be material.
The company believes the pressure on the business is temporary and remains optimistic on seeing sequential improvement in the back half of 2020. The company, along with its bottling partners, is continuing to adapt quickly to the current environment, with a focus on mitigating the near-term impact while positioning for success coming out of the crisis.

Company Updates

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Delivering on key priorities amid the coronavirus pandemic: The health and safety of Coca-Cola system employees remains the company's highest priority. Around the world, local teams continue to follow guidance from authorities. These measures include additional cleaning and sanitization routines in system facilities and requiring most office-based employees to work remotely. After health and safety, business continuity is of utmost importance. The Coca-Cola system has developed knowledge-sharing routines and processes, including how to manage potential supply chain challenges. At this time, the system does not foresee material disruptions in finished goods production or distribution.

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Supporting communities around the world: The Coca-Cola system has made contributions to support relief efforts in markets impacted across the globe. The system is committed to contributing more than $100 million and is focused on community relief programs, medical supplies and equipment during the outbreak phase, as well as on developing other actions for the recovery phase in markets hit hardest by the pandemic. The commitments to date include $40 million in charitable grants from The Coca-Cola Foundation.

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Adapting business strategy: The company is moving with speed to continue to best serve its customers and consumers while reviewing every aspect of its business and redirecting spending to areas where it can be the most effective. In partnership with bottlers and retail customers, the company is working to ensure adequate inventory levels in key channels, in addition to prioritizing core brands and key packages. The company is also increasing investments in e-commerce to support both retailers and meal delivery services, shifting toward package sizes that are fit-for-purpose for online sales, and redeploying consumer and trade promotions toward digital.

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Business & Sustainability Report: In 2019, the company laid out its vision to craft the brands and choice of drinks that people love, to refresh them in body and spirit, and to do so in ways that create a more sustainable business and better shared future. As the world faces unprecedented challenges, the company's purpose and vision is more important than ever. On April 22, the company will publish its 2019 Business & Sustainability Report, reflecting a continued journey toward driving sustainable business practices.

Operating Review – Three Months Ended March 27, 2020
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	0	0	(2)	1	(1)	0	(1)
Europe, Middle East & Africa	(1)	0	(3)	1	(3)	(1)	0
Latin America	5	8	(10)	0	4	13	0
North America	3	1	0	2	6	4	3
Asia Pacific	(3)	(4)	(1)	2	(5)	(7)	(7)
Global Ventures[3]	(3)	1	0	0	(2)	(2)	(2)
Bottling Investments	(4)	(2)	(1)	(1)	(8)	(6)	(5)
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	(2)	(10)	(4)	11
Europe, Middle East & Africa	(2)	0	(3)	1
Latin America	9	0	(12)	21
North America	(34)	(38)	0	4
Asia Pacific	(6)	0	(1)	(5)
Global Ventures	(71)	0	0	(71)
Bottling Investments	(37)	(310)	49	223

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	65	57	(2)	10

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Due to the combination of multiple business models in the Global Ventures segment, the composition of concentrate sales and price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator of underlying performance of the segment.

In addition to the data in the preceding tables, first quarter operating results included the following:

Consolidated

•
Price/mix growth was even for the quarter primarily due to unfavorable channel and category mix in key markets impacted by the coronavirus outbreak. Concentrate sales were 1 point ahead of unit case volume, largely due to bottler inventory build related to the uncertain environment, partially offset by the impact of one less day in the quarter along with cycling the Brexit inventory build in the prior year.

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The company's unit case volume growth through the end of February was 3%, excluding China. For the quarter, however, unit case volume declined 1%, as solid growth in North America was more than offset by a decline in Asia Pacific due to the impact from the coronavirus. Category cluster performance was as follows:

◦
Sparkling soft drinks declined 2% in the quarter led by a decline in Asia Pacific, primarily due to China. For the quarter, trademark Coca-Cola grew 1%, led by strong performance for Coca-Cola® Zero Sugar.

◦	Juice, dairy and plant-based beverages were down 6%, as solid performance in the North American portfolio and Chi® in West Africa was more than offset by a decline in Minute Maid Pulpy® in China.

◦	Water, enhanced water and sports drinks grew 2%, led by Cristal® in Latin America and strong growth in the sports drinks portfolio in North America, partially offset by a decline in China.

◦	Tea and coffee volume declined 6%, driven by broad-based softness across multiple markets, as well as a decline in the doğadan® tea business.

•
Operating income declined 2%, which included a headwind from items impacting comparability in addition to currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 11%, benefiting from the timing of certain expenses in corporate and solid operating expense leverage in Latin America.

Europe, Middle East & Africa

•
Price/mix was even for the quarter as solid pricing across most key markets was offset by negative geographic mix, which includes the impact of cycling the Brexit inventory build in the prior year. Concentrate sales ran 1 point behind unit case volume, as bottler inventory build related to the uncertain environment was more than offset by the impact of one less day in the quarter, along with cycling Brexit stocking last year.

•
Unit case volume was even as strong growth through February was offset by the coronavirus-related impacts in March. In terms of markets, strong growth across Nigeria, Middle East and North Africa was offset by declines in Western Europe and South Africa.

•	Operating income declined 2%, primarily due to a 3-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 1%, primarily due to effective cost management.

•
For the quarter, the company gained value share in total NARTD beverages in addition to all category clusters, except the water, enhanced water and sports drinks category cluster, where the company maintained share.

Latin America

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Price/mix grew 8% for the quarter, led by price realization and package initiatives in Mexico. Concentrate sales ran 5 points ahead of unit case volume, as bottler inventory build related to the uncertain environment was partially offset by the impact of one less day in the quarter.

•
Unit case volume was even, as growth in key Latin Center markets was offset by declines in Brazil, Mexico and Argentina, primarily due to the impact from the coronavirus in late March. Volume growth benefited from acquired brands in Central America.

•
Operating income grew 9%, which included a 12-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 21%, primarily due to solid operating expense leverage across most business units.

•	For the quarter, the company lost value share in total NARTD beverages, driven by soft performance in Argentina and the water, enhanced water and sports drinks category cluster in Brazil.

North America

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Price/mix grew 1% for the quarter, driven by pricing initiatives and solid growth in the juice, dairy and plant-based beverages category cluster, partially offset by unfavorable category mix resulting from strong sales in packaged water.

•
Unit case volume grew 3%, driven by strong growth in the water, enhanced water and sports drinks category cluster, including premium brands BODYARMOR® and smartwater®, along with solid growth in the juice, dairy and plant-based beverages category cluster. Growth in trademark Coca-Cola was driven by continued strong growth in Coca-Cola® Zero Sugar.

•
Operating income declined 34%, which included a headwind from items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 4%, benefiting from pricing initiatives and premium product launches, partially offset by the timing of expenses.

•	For the quarter, the company gained value share in total NARTD beverages led by strong performance in sparkling soft drinks and the water, enhanced water and sports drinks category cluster.

Asia Pacific

•
Price/mix declined 4% for the quarter due to unfavorable channel and category mix in key markets. Concentrate sales ran 4 points ahead of unit case volume, as bottler inventory build related to the uncertain environment was partially offset by the impact of one less day in the quarter.

•	Unit case volume declined 7%, as strong growth in January was more than offset by a decline in China in February and across all key markets in March, due to the impact from the coronavirus.

•
Operating income declined 6%. Comparable currency neutral operating income (non-GAAP) declined 5%, driven by unfavorable channel and category mix, partially offset by lower selling, general and administrative expenses.

•	For the quarter, the company gained value share in total NARTD beverages, in addition to all category clusters.

Global Ventures

•
Reported and organic revenues (non-GAAP) both declined 2%, primarily driven by the impact from Costa retail store closures across China and the United Kingdom to help prevent the spread of the coronavirus.

•
Operating income and comparable currency neutral operating income (non-GAAP) both declined 71%, primarily driven by the impact from Costa retail store closures across China and the United Kingdom to help prevent the spread of the coronavirus.

Bottling Investments

•	Price/mix declined 2% for the quarter, largely driven by the company's bottling operations in Africa.

•	Unit case volume declined 5% driven by India, due to the impact from the coronavirus.

•
Operating income declined 37%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) growth was driven by strong underlying operating expense leverage, primarily in the company's bottling operations in Africa.

Outlook
Full Year 2020 Considerations
As the coronavirus pandemic continues to evolve, there is uncertainty around its ultimate impact; therefore, the company's full year financial and operating results cannot be reasonably estimated at this time.

For comparable net revenues (non-GAAP), the company expects a mid single-digit currency headwind based on the current rates and including the impact of hedged positions.

For comparable operating income (non-GAAP), the company expects a high single-digit currency headwind based on the current rates and including the impact of hedged positions.

The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%.

Second Quarter 2020 Considerations
Comparable net revenues (non-GAAP) are expected to include a 4% to 5% currency headwind based on the current rates and including the impact of hedged positions.

Comparable operating income (non-GAAP) is expected to include a 5% to 6% currency headwind based on the current rates and including the impact of hedged positions.

Notes

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. "Unit case volume" means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.

•
"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, "concentrate sales" represents the amount of coffee beans and finished beverages (in all instances expressed in equivalent unit cases) sold by the company to customers or consumers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•
"Price/mix" represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•
First quarter 2020 financial results were impacted by one less day as compared to the same period in 2019, and fourth quarter 2020 financial results will be impacted by two additional days as compared to the same period in 2019. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss first quarter 2020 operating results today, April 21, 2020, at 7:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 27, 2020	March 29, 2019	% Change
Net Operating Revenues	$8,601	$8,694	(1)
Cost of goods sold	3,371	3,365	0
Gross Profit	5,230	5,329	(2)
Selling, general and administrative expenses	2,648	2,767	(4)
Other operating charges	202	127	59
Operating Income	2,380	2,435	(2)
Interest income	112	133	(16)
Interest expense	193	245	(21)
Equity income (loss) — net	167	133	26
Other income (loss) — net	544	(231)	—
Income Before Income Taxes	3,010	2,225	35
Income taxes	215	522	(59)
Consolidated Net Income	2,795	1,703	64
Less: Net income (loss) attributable to noncontrolling interests	20	25	(22)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,775	$1,678	65
Basic Net Income Per Share[1]	$0.65	$0.39	65
Diluted Net Income Per Share[1]	$0.64	$0.39	65
Average Shares Outstanding	4,289	4,271	0
Effect of dilutive securities	36	35	5
Average Shares Outstanding Assuming Dilution	4,325	4,306	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 27, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$13,561	$6,480
Short-term investments	1,713	1,467
Total Cash, Cash Equivalents and Short-Term Investments	15,274	7,947
Marketable securities	2,392	3,228
Trade accounts receivable, less allowances of $527 and $524, respectively	4,430	3,971
Inventories	3,558	3,379
Prepaid expenses and other assets	2,580	1,886
Total Current Assets	28,234	20,411
Equity method investments	18,020	19,025
Other investments	652	854
Other assets	6,001	6,075
Deferred income tax assets	2,275	2,412
Property, plant and equipment — net	10,993	10,838
Trademarks with indefinite lives	10,457	9,266
Bottlers' franchise rights with indefinite lives	108	109
Goodwill	16,673	16,764
Other intangible assets	600	627
Total Assets	$94,013	$86,381

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$12,640	$11,312
Loans and notes payable	13,657	10,994
Current maturities of long-term debt	5,642	4,253
Accrued income taxes	458	414
Total Current Liabilities	32,397	26,973
Long-term debt	31,094	27,516
Other liabilities	8,832	8,510
Deferred income tax liabilities	1,856	2,284
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	17,312	17,154
Reinvested earnings	66,870	65,855
Accumulated other comprehensive income (loss)	(15,696)	(13,544)
Treasury stock, at cost — 2,746 and 2,760 shares, respectively	(52,088)	(52,244)
Equity Attributable to Shareowners of The Coca-Cola Company	18,158	18,981
Equity attributable to noncontrolling interests	1,676	2,117
Total Equity	19,834	21,098
Total Liabilities and Equity	$94,013	$86,381

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended
	March 27, 2020	March 29, 2019
Operating Activities
Consolidated net income	$2,795	$1,703
Depreciation and amortization	367	275
Stock-based compensation expense	(5)	40
Deferred income taxes	(122)	122
Equity (income) loss — net of dividends	(157)	(120)
Foreign currency adjustments	(59)	(39)
Significant (gains) losses — net	(919)	87
Other operating charges	190	55
Other items	235	147
Net change in operating assets and liabilities	(1,769)	(1,482)
Net Cash Provided by Operating Activities	556	788
Investing Activities
Purchases of investments	(1,455)	(1,062)
Proceeds from disposals of investments	1,603	1,994
Acquisitions of businesses, equity method investments and nonmarketable securities	(984)	(5,322)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	36	261
Purchases of property, plant and equipment	(327)	(388)
Proceeds from disposals of property, plant and equipment	91	27
Other investing activities	(48)	31
Net Cash Provided by (Used in) Investing Activities	(1,084)	(4,459)
Financing Activities
Issuances of debt	12,563	10,256
Payments of debt	(4,833)	(9,652)
Issuances of stock	413	190
Purchases of stock for treasury	(94)	(397)
Other financing activities	(239)	24
Net Cash Provided by (Used in) Financing Activities	7,810	421
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(54)	56
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	7,228	(3,194)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	6,737	9,318
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	13,965	6,124
Less: Restricted cash and restricted cash equivalents at end of period	404	276
Cash and Cash Equivalents at End of Period	$13,561	$5,848

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	March 27, 2020	March 29, 2019	% Fav. / (Unfav.)	March 27, 2020	March 29, 2019	% Fav. / (Unfav.)	March 27, 2020	March 29, 2019	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,725	$1,772	(3)	$960	$978	(2)	$971	$988	(2)
Latin America	930	896	4	539	496	9	535	491	9
North America	2,850	2,683	6	387	586	(34)	402	537	(25)
Asia Pacific	1,128	1,187	(5)	511	542	(6)	513	550	(7)
Global Ventures	573	585	(2)	19	66	(71)	18	68	(74)
Bottling Investments	1,658	1,810	(8)	63	100	(37)	198	(100)	—
Corporate	31	32	(2)	(99)	(333)	70	373	(309)	—
Eliminations	(294)	(271)	(9)	—	—	—	—	—	—
Consolidated	$8,601	$8,694	(1)	$2,380	$2,435	(2)	$3,010	$2,225	35
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided
1 During the three months ended March 27, 2020, intersegment revenues were $152 million for Europe, Middle East & Africa, $1 million for North America, $139 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended March 29, 2019, intersegment revenues were $138 million for Europe, Middle East & Africa, $2 million for North America, $127 million for Asia Pacific, $2 million for Global Ventures and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

The company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "comparable currency neutral net revenues", "organic revenues", "comparable operating margin", "underlying operating margin", "comparable operating income", "comparable currency neutral operating income", "comparable EPS", "comparable currency neutral EPS", "underlying effective tax rate", "free cash flow" and "net share issuances (repurchases)", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS

•
"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

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"Structural changes" generally refer to acquisitions and divestitures of bottling operations including the impact of intercompany transactions among our operating segments. In 2019, the company acquired controlling interests in bottling operations in Zambia, Eswatini and Kenya. The impact of these acquisitions has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa and Bottling Investments operating segments. In 2019, the company refranchised certain of its bottling operations in India. The impact of this refranchising activity has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Asia Pacific and Bottling Investments operating segments.

•
"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non‑GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the three months ended March 27, 2020 and March 29, 2019 consisted of the structural changes discussed above. Additionally, in 2020, the company acquired the remaining equity ownership interest in fairlife, LLC ("fairlife"). The impact on revenues for fairlife products not previously sold by the company has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

In 2019, the company acquired the remaining equity ownership interest in C.H.I. Limited ("CHI"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa operating segment.

•
"Comparable operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. "Comparable operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Underlying operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

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"Comparable EPS" and "comparable currency neutral EPS" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

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"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).

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"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company's performance and make resource allocation decisions.

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"Net share issuances (repurchases)" is a non-GAAP financial measure that reflects the net amount of issuances of stock or purchases of stock for treasury after considering the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).

ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability." Items impacting comparability include, but are not limited to, asset impairments, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments
During the three months ended March 27, 2020, the company recorded an impairment charge of $152 million related to a trademark in North America, which was primarily driven by revised projections of future operating results due to reduced availability at retail customer outlets and a change in brand focus in the company's portfolio. The company also recorded an impairment charge of $26 million related to an investment in an equity security without a readily determinable fair value, which was primarily driven by revised projections of future operating results.
During the three months ended March 29, 2019, the company recorded an other-than-temporary impairment charge of $286 million related to Coca-Cola Bottlers Japan Holdings Inc. ("CCBJHI"), an equity method investee. Based on the length of time and the extent to which the market value of our investment in CCBJHI was less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature. The company also recorded an other-than-temporary impairment charge of $57 million related to one of our equity method investees in North America. This impairment charge was primarily driven by revised projections of future operating results.
Productivity and Reinvestment
During the three months ended March 27, 2020 and March 29, 2019, the company recorded charges of $39 million and $68 million, respectively, related to our productivity and reinvestment initiatives. The costs incurred in 2019 were related to initiatives focused on four key areas: restructuring the company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the company's operating model; and further driving increased discipline and efficiency in direct marketing investments. Under this operating model, our business units will be supported by an expanded enabling services organization and a corporate center focused on a few strategic initiatives, policy and governance. The expanded enabling services organization will focus on both simplifying and standardizing key transactional processes and providing support to business units through global centers of excellence. The savings realized from the program will enable the company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time. The costs incurred in 2020 were primarily related to certain remaining initiatives designed to further simplify and standardize our enabling services organization.
Equity Investees
During the three months ended March 27, 2020 and March 29, 2019, the company recorded net charges of $38 million and $42 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months ended March 27, 2020, the company recognized a gain of $902 million in conjunction with our acquisition of the remaining equity ownership interest in fairlife, which resulted from the remeasurement of our previously held equity interest in fairlife to fair value, and recorded a charge of $11 million related to the remeasurement of our contingent consideration liability to fair value. The company also recognized a gain of $23 million related to the sale of a portion of our ownership interest in certain unconsolidated bottling operations.
During the three months ended March 29, 2019, the company recognized a loss of $121 million in conjunction with our acquisition of the remaining equity ownership interest in CHI, which included the remeasurement of our previously held equity interest in CHI to fair value and the reversal of the related cumulative translation adjustments. The company also incurred transaction costs of $46 million associated with the purchase of Costa Limited and recorded a gain of $39 million related to the sale of a portion of our equity ownership interest in Embotelladora Andina S.A.
During the three months ended March 29, 2019, the company recorded a charge of $11 million, primarily related to costs incurred to refranchise certain of our North America bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, special termination benefits, and

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems. Additionally, the company recorded a charge of $4 million, primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements. The company also recorded a net charge of $4 million related to the refranchising of certain bottling territories in North America.
CCBA Unrecognized Depreciation and Amortization
While the company had discussions about a sale of a controlling interest in Coca-Cola Beverages Africa Proprietary Limited ("CCBA") with a number of potential partners throughout the period that CCBA was held for sale, during the second quarter of 2019 the company updated its plans for CCBA and now intends to maintain a controlling interest in CCBA for the foreseeable future. As a result, CCBA no longer qualified as held for sale. The amounts in this line item represent the depreciation and amortization that the company would have recorded during the three months ended March 29, 2019 had CCBA not been classified as held for sale.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies and the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended March 27, 2020 and March 29, 2019, the net impact of the company's adjustment related to our economic hedging activities resulted in an increase of $51 million and a decrease of $19 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months ended March 27, 2020 and March 29, 2019, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in an increase of $371 million and a decrease of $161 million, respectively, to our non-GAAP income before income taxes.
Other
During the three months ended March 29, 2019, the company recorded a charge of $2 million related to tax litigation expense.
Certain Tax Matters
During the three months ended March 27, 2020, the company recorded $56 million of excess tax benefits associated with the company's stock-based compensation arrangements. The company also recorded $48 million of net tax benefits for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters. In addition, the company recorded $38 million of net tax benefits related to changes in tax laws in certain foreign jurisdictions.
During the three months ended March 29, 2019, the company recorded $27 million of excess tax benefits associated with the company's stock-based compensation arrangements. The excess tax benefits were partially offset by a net tax charge of $5 million for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 27, 2020
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,601	$3,371	$5,230	60.8%	$2,648	$202	$2,380	27.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(152)	152
Productivity and Reinvestment	—	—	—		—	(39)	39
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(11)	11
CCBA Unrecognized Depreciation and Amortization	—	—	—		—	—	—
Other Items	(28)	(80)	52		—	—	52
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$8,573	$3,291	$5,282	61.6%	$2,648	$—	$2,634	30.7%

	Three Months Ended March 29, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,694	$3,365	$5,329	61.3%	$2,767	$127	$2,435	28.0%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(68)	68
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(57)	57
CCBA Unrecognized Depreciation and Amortization	—	23	(23)		65	—	(88)
Other Items	4	22	(18)		—	(2)	(16)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$8,698	$3,410	$5,288	60.8%	$2,832	$—	$2,456	28.2%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(1)	0	(2)		(4)	59	(2)
% Currency Impact	(2)	(1)	(2)		(1)	—	(3)
% Change — Currency Neutral (Non-GAAP)	1	1	0		(3)	—	1

% Change — Comparable (Non-GAAP)	(1)	(4)	0		(7)	—	7
% Comparable Currency Impact (Non-GAAP)	(2)	(1)	(3)		(1)	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	1	(3)	3		(5)	—	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 27, 2020
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$193	$167	$544	$3,010	$215	7.2%	$2,775	$0.64
Items Impacting Comparability:
Asset Impairments	—	—	26	178	43		135	0.03
Productivity and Reinvestment	—	—	—	39	9		30	0.01
Equity Investees	—	38	—	38	1		37	0.01
Transaction Gains/Losses	—	—	(925)	(914)	35		(949)	(0.22)
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—		—	—
Other Items	—	—	370	422	95		327	0.08
Certain Tax Matters	—	—	—	—	142		(142)	(0.03)
Comparable (Non-GAAP)	$193	$205	$15	$2,773	$540	19.5%	$2,213	$0.51

	Three Months Ended March 29, 2019
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$245	$133	$(231)	$2,225	$522	23.5%	$1,678	$0.39
Items Impacting Comparability:
Asset Impairments	—	—	343	343	36		307	0.07
Productivity and Reinvestment	—	—	—	68	16		52	0.01
Equity Investees	—	42	—	42	1		41	0.01
Transaction Gains/Losses	—	—	90	147	(23)		170	0.04
CCBA Unrecognized Depreciation and Amortization	—	—	—	(88)	(25)		(40)	(0.01)
Other Items	—	—	(162)	(178)	(40)		(138)	(0.03)
Certain Tax Matters	—	—	—	—	22		(22)	(0.01)
Comparable (Non-GAAP)	$245	$175	$40	$2,559	$509	19.9%	$2,048	$0.48

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	(21)	26	—	35	(59)		65	65
% Change — Comparable (Non-GAAP)	(21)	17	(63)	8	6		8	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended March 27, 2020
% Change — Reported (GAAP)	65
% Currency Impact	(2)
% Change — Currency Neutral (Non-GAAP)	66

% Impact of Items Impacting Comparability (Non-GAAP)	57
% Change — Comparable (Non-GAAP)	8
% Comparable Currency Impact (Non-GAAP)	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	10
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended March 27, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,725	$930	$2,850	$1,128	$573	$1,658	$31	$(294)	$8,601
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	(28)	—	(28)
Comparable (Non-GAAP)	$1,725	$930	$2,850	$1,128	$573	$1,658	$3	$(294)	$8,573

	Three Months Ended March 29, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,772	$896	$2,683	$1,187	$585	$1,810	$32	$(271)	$8,694
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	4	—	4
Comparable (Non-GAAP)	$1,772	$896	$2,683	$1,187	$585	$1,810	$36	$(271)	$8,698

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(3)	4	6	(5)	(2)	(8)	(2)	(9)	(1)
% Currency Impact	(3)	(10)	0	(1)	0	(1)	66	—	(2)
% Change — Currency Neutral (Non-GAAP)	0	13	6	(4)	(2)	(7)	(67)	—	1
% Acquisitions, Divestitures and Structural Changes	1	0	2	2	0	(1)	0	—	1
% Change — Organic Revenues (Non-GAAP)	(1)	13	4	(7)	(2)	(6)	(67)	—	0

% Change — Comparable (Non-GAAP)	(3)	4	6	(5)	(2)	(8)	(92)	—	(1)
% Comparable Currency Impact (Non-GAAP)	(3)	(10)	0	(1)	0	(1)	(33)	—	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	0	13	6	(4)	(2)	(7)	(59)	—	1
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended March 27, 2020
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$960	$539	$387	$511	$19	$63	$(99)	$2,380
Items Impacting Comparability:
Asset Impairments	—	—	152	—	—	—	—	152
Productivity and Reinvestment	—	—	—	—	—	—	39	39
Transaction Gains/Losses	—	—	—	—	—	—	11	11
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	—	—	—
Other Items	—	—	68	—	—	14	(30)	52
Comparable (Non-GAAP)	$960	$539	$607	$511	$19	$77	$(79)	$2,634

	Three Months Ended March 29, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$978	$496	$586	$542	$66	$100	$(333)	$2,435
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Productivity and Reinvestment	1	—	17	—	—	2	48	68
Transaction Gains/Losses	—	—	—	—	—	11	46	57
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(88)	—	(88)
Other Items	—	—	(21)	—	—	(4)	9	(16)
Comparable (Non-GAAP)	$979	$496	$582	$542	$66	$21	$(230)	$2,456

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(2)	9	(34)	(6)	(71)	(37)	70	(2)
% Currency Impact	(3)	(12)	0	(1)	0	10	4	(3)
% Change — Currency Neutral (Non-GAAP)	1	21	(34)	(5)	(71)	(48)	66	1

% Impact of Items Impacting Comparability (Non-GAAP)	0	0	(38)	0	0	(310)	5	(10)
% Change — Comparable (Non-GAAP)	(2)	8	4	(6)	(71)	272	65	7
% Comparable Currency Impact (Non-GAAP)	(3)	(12)	0	(1)	0	49	(8)	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	1	21	4	(5)	(71)	223	73	11
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Margin:
	Three Months Ended March 27, 2020	Three Months Ended March 29, 2019	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.67%	28.01%	(34)
Items Impacting Comparability (Non-GAAP)	(3.06)%	(0.23)%
Comparable Operating Margin (Non-GAAP)	30.73%	28.24%	249
Comparable Currency Impact (Non-GAAP)	(0.55)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.28%	28.24%	304
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.32)%	(0.32)%
Underlying Operating Margin (Non-GAAP)	31.60%	28.56%	304

Purchases and Issuances of Stock:
	Three Months Ended March 27, 2020	Three Months Ended March 29, 2019
Reported (GAAP):
Issuances of Stock	$413	$190
Purchases of Stock for Treasury	(94)	(397)
Net Change in Stock Issuance Receivables[1]	—	6
Net Change in Treasury Stock Payables[2]	—	(42)
Net Share Issuances (Repurchases) (Non-GAAP)	$319	$(243)
1 Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.
2 Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the period.

Free Cash Flow:
	Three Months Ended March 27, 2020	Three Months Ended March 29, 2019	% Change
Net Cash Provided by Operating Activities (GAAP)	$556	$788	(29)
Purchases of Property, Plant and Equipment (GAAP)	(327)	(388)	(16)
Free Cash Flow (Non-GAAP)	$229	$400	(43)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brand, our portfolio includes AdeS, Ayataka, Costa, Dasani, Del Valle, Fanta, Georgia, Gold Peak, Honest, innocent, Minute Maid, Powerade, Simply, smartwater, Sprite, vitaminwater and ZICO. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of the novel coronavirus (COVID-19) pandemic on our business; obesity and other health-related concerns; evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners’ financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; an inability to successfully manage the possible negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change and legal or regulatory responses thereto; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only at the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.
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